National Vision Holdings, Inc. Reports Third Quarter 2018 Financial Results

•	Net revenue increased 11.9% to $387.4 million

•	Comparable store sales growth of 7.0%; Adjusted comparable store sales growth of 6.8%

•	67th consecutive quarter of positive comparable store sales growth

•	Net income of $5.8 million; Adjusted net income increased 57.7% to $9.2 million

•	Adjusted EBITDA increased 7.3% to $38.8 million

•	Diluted EPS of $0.07; Adjusted diluted EPS increased 15.7% to $0.12

Duluth, Ga. -- November 13, 2018 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter and nine months ended September 29, 2018.
Reade Fahs, chief executive officer, stated, “We are very pleased with our third quarter and year-to-date results. Our team delivered its 67th consecutive quarter of positive comparable store sales growth, driven primarily by increases in customer transactions. We opened 18 stores this quarter, and are on track to achieve our 2018 store opening plans. Our third quarter results reflect the ongoing strength of our differentiated business model and compelling value proposition that continue to resonate with customers. In addition, we further expanded our contact lens distribution relationship with Walmart in September, and we are pleased to have recently signed a multi-year extension of our lens purchasing agreement with Essilor. We continue to strive to deliver on our mission to make quality eye exams and eyewear more affordable for our patients and customers, and our optometrists and associates work hard every day toward making this possible. Finally, we are providing additional insights regarding our previously provided 2018 Outlook.”
Adjusted comparable store sales growth, adjusted diluted EPS, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Third Quarter 2018 Highlights

•
Net revenue increased 11.9% to $387.4 million from $346.1 million for the third quarter of 2017. The Company expanded its contact lens distribution relationship with Walmart during the quarter, which added approximately $3 million to net revenues or approximately 90 basis points to net revenue growth. Net revenue growth was negatively impacted by approximately 40 basis points by the timing of unearned revenue.

•	Comparable store sales growth of 7.0% and adjusted comparable store sales growth of 6.8% were primarily driven by increases in customer transactions.

•	The Company opened 18 new stores, closed one store and ended the quarter with 1,067 stores. Overall, store count grew 7.1% from September 30, 2017 to September 29, 2018.

•
As a result of changes in California law, in the fourth quarter of 2017, FirstSight Vision Services, Inc. (“FirstSight”), the Company's HMO subsidiary, ceased the sale of vision care products in Walmart locations that were not operated by the Company, reducing its net revenue and associated costs by approximately $1.8 million in the third quarter of 2018, with an immaterial impact on income from operations.

•
Costs applicable to revenue increased 12.5% to $182.6 million from $162.4 million for the third quarter of 2017. As a percentage of net revenue, costs applicable to revenue increased 20 basis points to 47.1% from 46.9% for the third quarter of 2017. This increase as a percentage of net revenue was primarily driven by higher optometrist costs and the recently expanded contact lens distribution relationship with Walmart, partially offset by a higher mix of eye exam sales as a result of the Company's growing managed care business and vendor rebates.

•
Selling, general and administrative expenses (“SG&A”) increased 21.9% to $184.4 million from $151.3 million for the third quarter of 2017. As a percentage of net revenue, SG&A increased 390 basis points to 47.6% from 43.7% for the third quarter of 2017. This increase as a percentage of net revenue was primarily driven by stock compensation expense, cash expenses pursuant to an incentive plan for non-executive employees, investment in advertising, and incremental corporate expense as a result of becoming a public company, partially offset by the expense leverage resulting from the recently expanded contact lens distribution relationship with Walmart.

•
Depreciation and amortization expense increased 24.3% to $19.1 million from $15.4 million for the third quarter of 2017, primarily driven by new store openings, as well as investments in optical laboratories, distribution centers and information technology infrastructure, including omni-channel platform related investments.

•
Interest expense, net, decreased $5.4 million compared to the third quarter of 2017, primarily driven by a $4.5 million decrease resulting from the payoff of the $125.0 million in second lien term loans and $235.0 million in outstanding amount of first lien term loans during the fourth quarter of 2017.

•
Income tax benefit of $16.4 million compared to income tax provision of $0.2 million for the third quarter of 2017, due to an income tax benefit associated with current period pre-tax losses at the Company's statutory federal and state rate, and a $13.9 million income tax benefit resulting primarily from stock option exercises.

•
Net income was $5.8 million compared to net income of $1.5 million for the third quarter of 2017. Net margin increased 110 basis points to 1.5% from 0.4% for the third quarter of 2017. Diluted EPS was $0.07 compared to $0.03 per share for the third quarter of 2017.

•
Adjusted net income increased 57.7% to $9.2 million compared to $5.8 million for the third quarter of 2017. Adjusted diluted EPS increased 15.7% to $0.12 per diluted share compared to $0.10 per diluted share for the third quarter of 2017.

•
Adjusted EBITDA increased 7.3% to $38.8 million compared to $36.2 million for the third quarter of 2017. Adjusted EBITDA growth was negatively impacted 280 basis points from the net change in margin on unearned revenue. Adjusted EBITDA margin decreased to 10.0% from 10.4% for the third quarter of 2017, primarily due to higher optometrist costs, investment in advertising, public company expenses and the net change in margin on unearned revenue.

Nine-Month Period Highlights

•	Net revenue increased 12.1% to $1.2 billion from $1.1 billion for the same period of 2017.

•	Comparable store sales growth of 7.4% and adjusted comparable store sales growth of 6.6% were primarily driven by increases in customer transactions and, to a lesser extent, average ticket.

•	The Company opened 58 new stores, closed four stores and ended the period with 1,067 stores. Overall, store count grew 7.1% from September 30, 2017 to September 29, 2018.

•
As a result of changes in California law, in the third quarter of 2017, the Legacy segment began providing eye examination services that previously had been provided by FirstSight, increasing Legacy comparable store sales growth by 135 basis points. Also, in the fourth quarter of 2017, FirstSight ceased the sale of vision care products in Walmart locations that are not operated by the Company, reducing its net revenue and associated costs by approximately $5.4 million for the nine months ended September 29, 2018, with an immaterial impact on income from operations.

•
Costs applicable to revenue increased 11.5% to $540.1 million from $484.6 million for the same period of 2017. As a percentage of net revenue, costs applicable to revenue decreased 30 basis points to 45.7% from 46.0% for the same period of 2017. This decrease as a percentage of net revenue was primarily driven by a higher mix of exam sales as a result of the Company's growing managed care business, higher vendor rebates and a $2.3 million inventory write-off in the same period of 2017, partially offset by higher optometrist costs and the recently expanded contact lens distribution relationship with Walmart.

•
SG&A increased 16.6% to $519.6 million from $445.7 million for the same period of 2017. As a percentage of net revenue, SG&A increased 170 basis points to 44.0% from 42.3% for the same period of 2017. This increase as a percentage of net revenue was primarily driven by stock compensation expense, cash expenses pursuant to a long-term incentive plan for non-executive employees, advertising and incremental corporate expenses as a result of becoming a public company.

•
Depreciation and amortization expense increased 21.8% to $54.1 million from $44.4 million for the same period of 2017, primarily driven by new store openings, as well as investments in optical laboratories, distribution centers and information technology infrastructure, including omni-channel platform related investments.

•
Interest expense, net, decreased $12.8 million compared to the same period of 2017, primarily driven by a $13.4 million decrease resulting from the payoff of the $125.0 million in second lien term loans and $235.0 million in outstanding amount of first lien term loans during the fourth quarter of fiscal year 2017.

•
Income tax benefit of $7.9 million compared to income tax provision of $9.3 million for the same period of 2017, due to an income tax provision on current year pre-tax net income at the Company's statutory federal and state rate, and an $18.0 million income tax benefit resulting from stock option exercises.

•
Net income was $43.9 million compared to $17.1 million for the same period of 2017. Net margin increased 210 basis points to 3.7% from 1.6% for the same period of 2017. Diluted EPS was $0.56 compared to $0.29 for the same period of 2017.

•
Adjusted net income increased 44.8% to $52.2 million compared to $36.1 million for the same period of 2017. Adjusted diluted EPS increased 7.4% to $0.66 per diluted share compared to $0.62 per diluted share for the same period of 2017.

•
Adjusted EBITDA increased 8.9% to $146.7 million compared to $134.7 million for the same period of 2017. Adjusted EBITDA margin declined to 12.4% from 12.8% for the same period of 2017, primarily due to higher optometrist costs, investment in advertising, and public company expenses.

Balance Sheet and Cash Flow Highlights as of September 29, 2018

•
The Company’s cash balance was $48.9 million as of September 29, 2018. The Company had no borrowings under its $100 million first lien revolving credit facility, exclusive of letters of credit of $5.5 million.

•	Total debt was $574.8 million as of September 29, 2018, consisting of outstanding first lien term loans and capital lease obligations.

•	Cash flows from operating activities for the first nine months of 2018 were $116.0 million compared to $96.3 million for the same period of 2017.

•	Capital expenditures for the first nine months of 2018 totaled $78.8 million compared to $67.1 million for the same period of 2017.

Recent Developments

•
On October 9, 2018, the Company amended its credit agreement to establish new first lien term loans in an aggregate principal amount of $200.0 million (“Term A Loans”) to prepay a portion of the first lien term loans outstanding. The initial applicable interest rate margin is 1.75% for new first lien LIBOR Loans and 0.75% for new first lien ABR loans.

•
On November 12, 2018, the Company entered into a new letter agreement with Essilor of America, Inc. (“Essilor”), which, when effective, will replace the current letter agreement, dated May 25, 2011, between the Company and Essilor. The new agreement extends the term of the Company’s contractual arrangement with Essilor from June 1, 2019 until May 31, 2023, unless terminated earlier or extended pursuant to its terms. Under the agreement, Essilor has the sole and exclusive right to supply certain lenses for eyeglasses to the Company.

Fiscal 2018 Outlook
The Company is providing the following insights for the remainder of fiscal 2018:

•	The Company expects adjusted same store sales growth to be at or above the top end of the range in the previously provided 2018 Outlook.

•
In addition, the Company's AC Lens business is generating higher net revenue, including the Walmart expanded contact lens distribution relationship that is estimated to add at least $10 million to 2018 net revenue. As a result, the Company expects net revenue to be above the range in the previously provided 2018 Outlook. The expanded Walmart relationship is expected to provide minimal contribution to profitability and no impact to adjusted same store sales growth.

•
The Company expects to incur approximately $4 to $5 million relating to certain growth investments and incremental operating expenses by the end of 2018 that were not contemplated in the original 2018 Outlook. These items include investments to support the Company's managed care growth and support for a citizens' initiative in Oklahoma, as well as higher public company expenses. As a result, the Company expects Adjusted EBITDA and Adjusted Net Income for fiscal 2018 to be in the lower half of the range in the previously provided 2018 Outlook.

•	The Company expects capital expenditures to be near the high end of the range in the previously provided 2018 Outlook, driven by growth investments.

The fiscal 2018 outlook information provided above includes Adjusted EBITDA and Adjusted Net Income guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.

The fiscal 2018 outlook information provided above is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material.

Conference Call Details
A conference call to discuss the third quarter 2018 financial results is scheduled for today, November 13, 2018, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 8174138. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.

A telephone replay will be available shortly after the broadcast through Tuesday, November 20, 2018, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 8174138. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,000 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eyecare and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eyecare needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements made above under Fiscal 2018 Outlook and those related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including our ability to open and operate new stores in a timely and cost-effective manner and to successfully enter new markets; our ability to maintain sufficient levels of cash flow from our operations to grow; our ability to recruit and retain vision care professionals for our stores; state, local and federal vision care and healthcare laws and regulations; our relationships with managed vision care companies, vision insurance providers and other third-party payors; our operating relationships with our host and legacy partners; the risk of loss or disruption in our distribution centers and optical laboratories; risks associated with vendors from whom our products are sourced; competition in the optical retail industry; our dependence on a limited number of suppliers; risks associated with information technology systems and the security of personal information and payment card data collected by us and our vendors; macroeconomic factors and other factors impacting consumer spending beyond the Company’s control; our growth strategy’s impact on our existing resources and performance of our existing stores; our ability to retain senior management and attract new personnel; our ability to manage costs; the success of our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space; product liability, product recall or personal injury issues; our compliance with managed vision care laws and regulations; our reliance on third-party reimbursements; our ability to manage our inventory balances and inventory shrinkage; risks associated with our e-commerce business; seasonal fluctuations in our operating results and inventory levels; technological advances that may reduce the demand for our products, and future vision correction alternatives and drug development for the correction of vision-related problems; risks of losses arising from our investments in technological innovators in the optical retail industry; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; impact of any adverse judgments or settlements resulting from legal proceedings; our ability to adequately protect our intellectual property; our leverage; restrictions in our credit agreement that limits our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our debt service obligations; our dependence on our subsidiaries to fund all of our operations and expenses; risks associated with maintaining the requirements of being a public company; and our ability to comply with requirements to design, implement and maintain effective internal controls. Additional factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found under the heading entitled Part I, Item 1A - “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 (the “2017 Annual Report”), as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income” and “Adjusted Diluted EPS.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.

EBITDA: We define EBITDA as net income, plus interest expense, income tax provision and depreciation and amortization.

Adjusted EBITDA: We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, long-term incentive plan expenses, and other expenses.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total net revenue.

Adjusted Net Income: We define Adjusted Net Income as net income, plus stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, long-term incentive plan expenses, other expenses, amortization of acquisition intangibles and deferred financing costs, and tax benefit of stock option exercises, less the tax effect of these adjustments.

Adjusted Diluted EPS: We define Adjusted Diluted EPS as Adjusted Net Income divided by diluted weighted average common shares outstanding.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation in their 13th full month; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are ignored when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income, the ratio of net income to net revenue, or diluted earnings per share as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 29, 2018 and December 30, 2017
In Thousands, Except Par Value Information
(Unaudited)

ASSETS	As of September 29, 2018	As of December 30, 2017
Current assets:
Cash and cash equivalents	$48,881	$4,208
Accounts receivable, net	38,875	43,193
Inventories	99,280	91,151
Prepaid expenses and other current assets	24,065	23,925
Total current assets	211,101	162,477

Property and equipment, net	340,626	304,132
Other assets:
Goodwill	792,744	792,744
Trademarks and trade names	240,547	240,547
Other intangible assets, net	66,624	72,903
Other assets	9,052	10,988
Total non-current assets	1,449,593	1,421,314
Total assets	$1,660,694	$1,583,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,885	$35,708
Other payables and accrued expenses	81,465	77,611
Unearned revenue	23,035	27,739
Deferred revenue	53,951	62,993
Current maturities of long-term debt	7,863	7,258
Total current liabilities	197,199	211,309

Long-term debt, less current portion and debt discount	566,932	561,980
Other non-current liabilities:
Deferred revenue	20,723	31,222
Other liabilities	42,291	46,044
Deferred income taxes, net	75,378	73,648
Total other non-current liabilities	138,392	150,914
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 77,136 and 74,654 shares issued as of September 29, 2018 and December 30, 2017, respectively; 77,082 and 74,654 shares outstanding as of September 29, 2018 and December 30, 2017, respectively	770	746
Additional paid-in capital	659,480	631,798
Accumulated other comprehensive loss	(1,059)	(9,868)
Retained earnings	100,113	37,145
Treasury stock, at cost; 54 and 28 shares as of September 29, 2018 and December 30, 2017, respectively	(1,133)	(233)
Total stockholders’ equity	758,171	659,588
Total liabilities and stockholders’ equity	$1,660,694	$1,583,791

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 29, 2018 and September 30, 2017
In Thousands, Except Per Share Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenue:
Net product sales	$319,312	$283,648	$977,497	$867,192
Net sales of services and plans	68,113	62,441	203,435	186,297
Total net revenue	387,425	346,089	1,180,932	1,053,489
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	130,951	115,752	389,560	349,099
Services and plans	51,637	46,606	150,541	135,474
Total costs applicable to revenue	182,588	162,358	540,101	484,573
Operating expenses:
Selling, general and administrative expenses	184,424	151,251	519,564	445,714
Depreciation and amortization	19,080	15,352	54,080	44,404
Asset impairment	2,137	—	2,137	1,000
Litigation settlement	—	—	—	7,000
Other expense, net	411	568	829	744
Total operating expenses	206,052	167,171	576,610	498,862
(Loss) income from operations	(1,215)	16,560	64,221	70,054
Interest expense, net	9,407	14,851	28,144	40,965
Debt issuance costs	—	—	—	2,702
(Loss) earnings before income taxes	(10,622)	1,709	36,077	26,387
Income tax (benefit) provision	(16,438)	163	(7,863)	9,267
Net income	$5,816	$1,546	$43,940	$17,120

Earnings per share:
Basic	$0.08	$0.03	$0.58	$0.30
Diluted	$0.07	$0.03	$0.56	$0.29
Weighted average shares outstanding:
Basic	76,118	56,414	75,361	56,363
Diluted	79,710	58,459	78,571	58,281

Comprehensive income:
Net income	$5,816	$1,546	$43,940	$17,120
Unrealized gain on hedge instruments	2,267	2,255	11,842	2,176
Tax provision of unrealized gain on hedge instruments	(580)	(872)	(3,033)	(843)
Comprehensive income	$7,503	$2,929	$52,749	$18,453

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 29, 2018 and September 30, 2017
In Thousands
(Unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$43,940	$17,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,080	44,404
Amortization of loan costs	1,287	3,075
Asset impairment	2,137	1,000
Deferred income tax (benefit) expense	(8,060)	8,922
Non-cash stock option compensation	13,749	3,140
Non-cash inventory adjustments	2,491	4,695
Bad debt expense	4,981	4,513
Debt issuance costs	—	2,702
Other	1,555	388
Changes in operating assets and liabilities:
Accounts receivable	(663)	(9,254)
Inventories	(10,620)	(7,001)
Other assets	381	2,487
Accounts payable	(4,823)	(5,838)
Deferred revenue	6,235	9,022
Other liabilities	9,282	16,876
Net cash provided by operating activities	115,952	96,251
Cash flows from investing activities:
Purchase of property and equipment	(78,813)	(67,135)
Purchase of investments	—	(1,500)
Other	136	125
Net cash used for investing activities	(78,677)	(68,510)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	173,712
Proceeds from issuance of common stock	—	1,004
Proceeds from exercise of stock options	14,032	1,088
Principal payments on long-term debt	(4,275)	(6,236)
Purchase of treasury stock	(900)	—
Payments on capital lease obligations	(1,256)	(710)
Debt issuance costs	—	(2,702)
Dividend to stockholders	—	(170,983)
Net cash provided by (used for) financing activities	7,601	(4,827)
Net change in cash, cash equivalents and restricted cash	44,876	22,914
Cash, cash equivalents and restricted cash, beginning of year	5,193	5,687
Cash, cash equivalents and restricted cash, end of period	$50,069	$28,601
The following table provides a reconciliation of cash and cash equivalents reported within the condensed consolidated balance sheets to the total of cash, cash equivalents and restricted cash shown above:

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash and cash equivalents	$48,881	$27,621
Restricted cash included in other assets	1,188	980
Total cash, cash equivalents and restricted cash	$50,069	$28,601

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
For the Three and Nine Months Ended September 29, 2018 and September 30, 2017
In Thousands, Except Per Share Information
(Unaudited)

	Three Months Ended				Nine Months Ended
In thousands	September 29, 2018		September 30, 2017		September 29, 2018		September 30, 2017
Net income	$5,816	1.5%	$1,546	0.4%	$43,940	3.7%	$17,120	1.6%
Interest expense	9,407	2.4%	14,851	4.3%	28,144	2.4%	40,965	3.9%
Income tax (benefit) provision	(16,438)	(4.2)%	163	—%	(7,863)	(0.7)%	9,267	0.9%
Depreciation and amortization	19,080	4.9%	15,352	4.4%	54,080	4.6%	44,404	4.2%
EBITDA	17,865	4.6%	31,912	9.2%	118,301	10.0%	111,756	10.6%

Stock compensation expense (a)	10,629	2.7%	1,151	0.3%	13,749	1.2%	3,140	0.3%
Debt issuance costs (b)	—	—%	—	—%	—	—%	2,702	0.3%
Asset impairment (c)	2,137	0.6%	—	—%	2,137	0.2%	1,000	0.1%
Non-cash inventory write-offs (d)	—	—%	—	—%	—	—%	2,271	0.1%
Management fees (e)	—	—%	271	0.1%	—	—%	845	0.1%
New store pre-opening expenses (f)	512	0.1%	618	0.2%	1,742	0.1%	1,896	0.2%
Non-cash rent (g)	420	0.1%	381	0.1%	1,228	0.1%	1,035	0.1%
Litigation settlement (h)	—	—%	—	—%	—	—%	7,000	1.0%
Secondary offering expenses (i)	702	0.2%	—	—%	1,842	0.2%	—	0.7%
Long-term incentive plan(j)	4,611	1.2%	—	—%	4,611	0.4%	—	—%
Other (k)	1,927	0.5%	1,828	0.5%	3,112	0.3%	3,041	0.2%
Adjusted EBITDA/ Adjusted EBITDA Margin	$38,803	10.0%	$36,161	10.4%	$146,722	12.4%	$134,686	12.8%
Note: Percentages reflect line item as a percentage of net revenue

	Three Months Ended		Nine Months Ended
In thousands	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income	$5,816	$1,546	$43,940	$17,120
Stock compensation expense (a)	10,629	1,151	13,749	3,140
Debt issuance costs (b)	—	—	—	2,702
Asset impairment (c)	2,137	—	2,137	1,000
Non-cash inventory write-offs (d)	—	—	—	2,271
Management fees (e)	—	271	—	845
New store pre-opening expenses (f)	512	618	1,742	1,896
Non-cash rent (g)	420	381	1,228	1,035
Litigation settlement (h)	—	—	—	7,000
Secondary offering expenses (i)	702	—	1,842	—
Long-term incentive plan(j)	4,611	—	4,611	—
Other (k)	1,927	1,828	3,112	3,041
Amortization of acquisition intangibles and deferred financing costs (l)	2,279	2,884	6,840	8,628
Tax benefit of stock option exercises (m)	(13,900)	—	(17,964)	—
Tax effect of total adjustments (n)	(5,943)	(2,853)	(9,027)	(12,623)
Adjusted Net Income	$9,190	$5,826	$52,210	$36,055

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Diluted EPS	$0.07	$0.03	$0.56	$0.29
Stock compensation expense (a)	0.13	0.02	0.17	0.05
Debt issuance costs (b)	—	—	—	0.05
Asset impairment (c)	0.03	—	0.03	0.02
Non-cash inventory write-offs (d)	—	—	—	0.04
Management fees (e)	—	—	—	0.01
New store pre-opening expenses (f)	0.01	0.01	0.02	0.03
Non-cash rent (g)	0.01	0.01	0.02	0.02
Litigation settlement (h)	—	—	—	0.12
Secondary offering expenses (i)	0.01	—	0.02	—
Long-term incentive plan(j)	0.06	—	0.06	—
Other (k)	0.02	0.03	0.04	0.05
Amortization of acquisition intangibles and deferred financing costs (l)	0.03	0.05	0.09	0.15
Tax benefit of stock option exercises (m)	(0.17)	—	(0.23)	—
Tax effect of total adjustments (n)	(0.07)	(0.05)	(0.11)	(0.22)
Adjusted Diluted EPS	$0.12	$0.10	$0.66	$0.62

Weighted average diluted shares outstanding	79,710	58,459	78,571	58,281
Note: Some of the totals in the table above do not foot due to rounding differences

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards.

(b)	Fees associated with the borrowing of $175.0 million in additional principal under our first lien credit agreement during the first fiscal quarter of 2017.

(c)
Reflects write-off of capitalized software and property and equipment for the three and nine months ended September 29, 2018. Reflects the complete write-off of a cost basis investment for the nine months ended September 30, 2017.

(d)	Reflects write-offs of inventory relating to the expiration of a specific type of contact lenses that could not be sold and required disposal.

(e)
Reflects management fees paid to KKR Sponsor and Berkshire in accordance with our monitoring agreement with them. The monitoring agreement was terminated automatically in accordance with its terms upon the consummation of the IPO in October 2017

(f)
Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature and amount to opening a new store and as such, are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period. Pre-opening costs are permitted exclusions in our calculation of Adjusted EBITDA pursuant to the terms of our first lien credit agreement.

(g)	Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments.

(h)	Amounts accrued related to settlement of litigation.

(i)	Expenses related to our secondary public offerings for the three and nine months ended September 29, 2018.

(j)
Cash expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for the three and nine months ended September 29, 2018.  This plan was effective in 2014 following the acquisition of the Company by KKR, and this payout was triggered as a result of the secondary offering of common stock by KKR and other selling shareholders completed in the third quarter of 2018.

(k)
Other adjustments include amounts that management believes are not representative of our operating performance, including our share of losses on equity method investments of $0.4 million and $0.4 million for the three months ended September 29, 2018 and September 30, 2017 and $1.0 million and $0.7 million for the nine months ended September 29, 2018 and September 30, 2017, respectively; the amortization impact of the KKR Acquisition-related adjustments (e.g., fair value of leasehold interests) of $0.2 million and $(0.1) million for the three months ended September 29, 2018 and September 30, 2017 and $0.3 million, and $(0.2) million for the nine months ended September 29, 2018 and September 30, 2017, respectively; expenses related to preparation for being an SEC registrant that were not directly attributable to the IPO and therefore not charged to equity of $0.6 million and $1.8 million for the three and nine months ended September 30, 2017, respectively; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(0.3) million for each of the three months ended September 29, 2018 and September 30, 2017 and $(0.8) million for each of the nine months ended September 29, 2018 and September 30, 2017, respectively; costs of severance and relocation of $0.3 million and $0.7 million for the three months ended September 29, 2018 and September 30, 2017 and, $0.9 million and $1.0 million for the nine months ended September 29, 2018 and September 30, 2017 respectively; excess payroll taxes related to stock option exercises of $0.9 million and $1.2 million for the three and nine months ended September 29, 2018, respectively; and other expenses and adjustments totaling $0.4 million for the three months ended September 29, 2018 and September 30, 2017 and $0.5 million for the nine months ended September 29, 2018 and September 30, 2017, respectively.

(l)
Amortization of acquisition intangibles related to the increase in the carrying values of intangible assets as a result of the KKR Acquisition of $1.9 million for each of the three months ended September 29, 2018 and September 30, 2017 and $5.6 million for each of the nine months ended September 29, 2018 and September 30, 2017. Amortization of deferred financing costs is primarily associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of deferred loan discount costs associated with the May 2015 and February 2017 incremental first lien term loans and the November 2017 first lien term loan refinancing, aggregating to $0.4 million, $1.0 million, $1.3 million and $3.1 million for the three months ended September 29, 2018 and September 30, 2017 and nine months ended September 29, 2018 and September 30, 2017, respectively.

(m)
Tax benefit associated with accounting guidance adopted at the beginning of fiscal year 2017 (Accounting Standards Update 2016-09, Compensation - Stock Compensation), requiring excess tax benefits to be recorded in earnings as discrete items in the reporting period in which they occur.

(n)	Represents the tax effect of the total adjustments at our combined statutory federal and state income tax rates.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
For the Three and Nine Months Ended September 29, 2018 and September 30, 2017
(Unaudited)

	Comparable store sales growth (a)
	Three Months Ended September 29, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 29, 2018	Nine Months Ended September 30, 2017
Owned & host segment
America’s Best	8.4%	10.2%	7.6%	9.6%
Eyeglass World	8.9%	2.4%	8.2%	5.0%
Military	(2.4)%	(12.3)%	(1.5)%	(8.9)%
Fred Meyer	(5.7)%	(0.1)%	1.9%	(2.3)%
Legacy segment	0.0%	1.3%	2.5%	(0.3)%

Total comparable store sales growth	7.0%	8.3%	7.4%	7.4%
Adjusted comparable store sales growth(b)	6.8%	7.0%	6.6%	6.7%

(a)
Total comparable store sales calculated based on consolidated net revenue excluding the impact of (i) corporate/other segment net revenue, (ii) sales from stores opened less than 12 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Comparable store sales growth for America's Best, Eyeglass World, Military, and Fred Meyer is calculated based on cash basis revenues consistent with what the Chief Operating Decision Maker reviews, and consistent with reportable segment revenues presented in the "Segment Reporting" footnote in our condensed consolidated financial statements included in Part I. Item 1. of our quarterly report on Form 10-Q, with the exception of the legacy segment, which is adjusted as noted in (b) (ii) below.

(b)
There are two differences between total comparable store sales growth based on consolidated net revenue and adjusted comparable store sales growth: (i) adjusted comparable store sales growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in a decrease of 0.1% and 1.3% from total comparable store sales growth based consolidated net revenue for the three months ended September 29, 2018 and September 30, 2017, respectively, and a decrease of 0.7% and 0.5% from total comparable store sales growth based on consolidated net revenue for the nine months ended September 29, 2018 and September 30, 2017, respectively, and (ii) adjusted comparable store sales growth includes retail sales to the legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement), resulting in a decrease of 0.1% from total comparable store sales growth based on consolidated net revenue for the three months ended September 29, 2018, and a decrease of 0.1% and 0.2% from total comparable store sales growth based on consolidated net revenue for the nine months ended September 29, 2018 and September 30, 2017, respectively.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Director of Communications
(470) 448-2355
media@nationalvision.com